Exhibit 10.5

Tri-S Security Corporation

Summary of Board Compensation

As of May 2, 2008

On May 2, 2008, the Board of Directors of (the “Board”) of Tri-S Security Corporation (the “Company”) amended the compensation arrangement for the independent directors to provide as follows:

•

The Company shall pay each independent director $18,000 per year for service on the Board plus $1,500 for each meeting of the Board and each meeting of a committee of the Board attended by such director.

•	The Company shall reimburse each independent director for all travel expenses incurred in connection with travel to and from Board and committee meetings.